POWER OF ATTORNEY

WHEREAS, the undersigned individual is a director (the "Director") of Alpharma Inc., a Delaware corporation (the "Company"), and therefore must periodically file certain reports with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange of 1934 ("Section 16 Reports").

NOW, THEREFORE, the undersigned Director hereby appoints and empowers each of Robert Wrobel, Executive Vice President, Chief Legal Officer, Matthew Farrell, Executive Vice President, Chief Financial Officer, and Marie Amerasinghe, Vice President, Commercial Legal Affairs of the Company, to prepare, sign and file Section 16 Reports on such Director's behalf, and to do all things incident and necessary to that end.

The undersigned Officer has caused this Power of Attorney to be executed this 12th day of May, 2005.

/s/ William Jacobs
William Jacobs

Acknowledged and Accepted this 12th day of May, 2005	Acknowledged and Accepted this 12th day of May, 2005

/s/ Matthew Farrell Matthew Farrell	/s/ Robert Wrobel Robert Wrobel

Acknowledged and Accepted this 12th day of May, 2005

/s/ Marie Amerasinghe Marie Amerasinghe